Exhibit 99.1

Shore United Bank Expands Maryland Operations with Acquisition of Three Branches in the Greater Baltimore Metro Areas of Elkridge, Owings Mills and Arbutus from Northwest Bank

Shore Bancshares, Inc. announced today that its banking subsidiary, Shore United Bank, has entered into a purchase and assumption agreement to acquire three bank branches located in the greater Baltimore, Maryland metropolitan area with approximately $214 million in deposits, $152 million of performing loans and $40 million of cash from Northwest Bank, the bank subsidiary of Northwest Bancshares, Inc. This acquisition provides Shore United Bank with the opportunity to enhance its footprint in Maryland by extending its branch network across the Eastern Shore to the greater Baltimore area communities of Elkridge, Owings Mills and Arbutus.
The premium to be paid on the deposits to be transferred is 8.0%. Excluding estimated transaction expenses, the transaction is currently anticipated to generate additional pre-tax income of approximately $1.7 million and $2.5 million in 2017 and 2018, respectively. Upon completion of the transaction, Shore Bancshares, Inc. is expected to have approximately $1.35 billion in total assets.
Both banks are working closely together to ensure a seamless transition for the customers and employees. Shore United Bank plans to retain all employees at these branch locations.
We are excited to announce this transaction and look forward to having our new customers and employees join the Shore United team, noted Shore Bancshares’ President and Chief Executive Officer, Lloyd L. Scott Beatty, Jr. These branches are a natural extension of our Eastern Shore base of operations and the transaction reflects our announced intention to expand our footprint through accretive acquisition opportunities. The acquisition will provide us with the liquidity to support future growth as well as a significant amount of performing loans, both of which will strengthen our franchise value. Pat Bilbrough, Shore United Bank’s President and Chief Executive Officer, added we believe our new customers will be pleased with our personalized approach to banking, our competitive banking products and services and our commitment to our people and our communities.
Subject to customary closing conditions, including the receipt of all necessary regulatory approvals, the acquisition is expected to be completed during the second quarter of 2017. Customers of the acquired branches will receive detailed information regarding the transfer of their accounts in the next few months.

Monocacy Financial Advisers, LLC is serving as financial adviser to Shore United Bank and Holland & Knight LLP is serving as legal adviser. Sandler O’Neill + Partners, LLP is serving as financial adviser to Northwest Bank and Luse Gorman, PC is serving as legal adviser.

William J. Wagner, Chairman, President and CEO of Northwest Bank stated Northwest is pleased to have the opportunity to transfer these branches to Shore, given its long-standing tradition of success as a Maryland-based community bank. We believe the employees and customers of these offices will embrace the products, services and culture of Shore, which are remarkably similar to Northwest. After thoroughly vetting the merits of this potential divestiture, we concluded that the transaction with Shore presented a reasonable financial return, while providing significant opportunities for our company to devote additional resources to the markets in Pennsylvania, New York and Ohio where we have a more significant presence and greater opportunities for success.

Subject to customary closing conditions, including the receipt of all necessary regulatory approvals, the acquisition is expected to be completed during the second quarter of 2017. Customers of the acquired branches will receive detailed information regarding the transfer of their accounts in the next few months.

Monocacy Financial Advisers, LLC is serving as financial adviser to Shore United Bank and Holland & Knight LLP is serving as legal advisor. Sandler O’Neill + Partners, LLP is serving as financial adviser to Northwest Bank and Luse Gorman, PC is serving as legal adviser.

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of Shore United Bank; one retail insurance producer firm, The Avon-Dixon Agency, LLC (Avon-Dixon), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC (Mubell). Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.
Additional information is available at www.shorebancshares.com.

About Northwest Bancshares, Inc.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 167 full-service community banking offices and nine free-standing drive-up facilities in Pennsylvania, New York, Ohio and Maryland and 49 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (NWBI). Additionally, information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on current expectations and beliefs concerning future developments and their potential effects on the respective companies. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the respective companies. There can be no assurance that future developments affecting the respective companies will be the same as those anticipated by management. These statements are evidenced by terms such as anticipate, estimate, should, expect, believe, intend, and similar expressions. Although these statements reflect the Companies’ good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. Readers should not place under reliance on such forward-looking statements, which speak only as of the date made. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. and Northwest Bancshares, Inc., respectively, with the Securities and Exchange Commission entitled Risk Factors.

Each of the Companies specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Shore Bancshares Inc. contacts:	Northwest Bancshares, Inc. contacts:
Lloyd L. (Scott) Beatty, Jr., President and Chief Executive Officer (410) 819-3052	William J. Wagner, President and Chief Executive Officer (814) 726-2140
Edward C. Allen, Senior Vice President and Chief Financial Officer (443) 262-9319	William W. Harvey, Jr., Senior Executive Vice President and Chief Financial Officer (814) 726-2140